Exhibit 99.1

Chambers Street – Second Quarter 2014 Financial Results
– Core FFO per Diluted Share Increases over 6% Year Over Year to $0.17 –
– Executes over 677,000 Square Feet of New and Renewal Leases –
– Company Reaffirms 2014 Annual Guidance –

PRINCETON, N.J. – August 6, 2014 – Chambers Street Properties (NYSE: CSG) ("Chambers Street" or the "Company"), a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties, today reported its financial results for the three-month period ended June 30, 2014.
Jack A. Cuneo, President and Chief Executive Officer of Chambers Street Properties commented, "We are pleased with the results of the second quarter as our team leased over 677,000 square feet while also executing the expansion of two properties. Looking ahead, we believe we can continue to drive meaningful growth by focusing on leasing and expansions within our own portfolio. We will remain disciplined in our acquisition strategy. We believe we can continue to add value by selectively selling non-core assets and reinvesting that capital into properties that meet our return thresholds, such as our recent acquisition of 1 Rocket Road in the Los Angeles market. Our strategy of creating long-term shareholder value is well supported by our balance sheet."
Operational and Financial Highlights Second Quarter 2014

•	Grew Core Funds from Operations ("Core FFO") to $0.17 per diluted share, an improvement of $0.01 per share compared to the second quarter of 2013

•	Total portfolio percentage leased was 95.9% as of June 30, 2014

•	Executed two building expansions with existing tenants

•	Executed 10 leases, representing over 677,000 square feet

Financial Results for the Three Months Ended June 30, 2014
Core FFO for the second quarter of 2014 increased to $40.5 million, or $0.17 per diluted share, compared to $39.4 million, or $0.16 per diluted share, for the second quarter of 2013.
Funds from Operations ("FFO") as defined by NAREIT for the second quarter of 2014 was $40.4 million, or $0.17 per diluted share, as compared to $31.4 million, or $0.13 per diluted share, for the second quarter of 2013.
Net income for the second quarter of 2014 totaled $5.2 million, or $0.02 per diluted share, as compared to a net loss of $3.6 million, or $0.02 per diluted share, for the second quarter of 2013. Results for the three months ended June 30, 2013 included non-recurring expenses of $11.2 million associated with our listing on May 21, 2013.
Financial Results for the Six Months Ended June 30, 2014
Core FFO for the first six months of 2014 increased to $80.0 million, or $0.34 per diluted share, compared to $78.9 million, or $0.32 per diluted share, for the same period in 2013.

FFO for the first six months of 2014 was $79.6 million, or $0.34 per diluted share, as compared to $70.7 million, or $0.28 per diluted share, in the first half of 2013.
Net income in the first half of 2014 totaled $8.5 million, or $0.03 per diluted share, as compared to $78.4 million, or $0.31 per diluted share, in the first half of 2013. Results for the six months ended June 30, 2013 included a $77.2 million non-recurring gain recognized upon the purchase of the remaining equity interest in 17 properties previously held in the Company's joint venture with Duke Realty.

Investment Activity

In June, an expansion was completed at the Lille-Douai Distribution Center near Lille, France of approximately 126,000 square feet. The property now totals 970,765 square feet and is leased on a long-term, triple net basis to a single tenant operating one of the largest e-commerce businesses in the world.

During the quarter, the Company executed an expansion at 22535 Colonial Parkway with Det Norske Veritas ("DNV"). The expansion, totaling approximately 47,000 square feet, will increase the size of the existing office building to approximately 137,000 square feet and is expected to be completed in 2015. DNV’s lease will be extended to a 10-year term for the entire property.

Subsequent to quarter end, the Company closed on the acquisition of 1 Rocket Road, an industrial property of approximately 510,000 square feet in Hawthorne, California, for $46.7 million. The property is fully leased on a net lease basis through January 2023 to Space Exploration Technologies Corporation, or SpaceX, which designs, manufactures and launches advanced rockets and spacecraft.

Additionally, in July, the Company sold a retail property, Maskew Retail Park in Peterborough, United Kingdom, for approximately $63 million. The sale of this asset represents the completion of the Company's exit from retail properties.

Balance Sheet
As of June 30, 2014, the Company had total debt outstanding of approximately $1.6 billion, including its pro rata share of unconsolidated entities. The Company's debt had a weighted average interest rate of 3.9%, and an average remaining term to maturity of 4.69 years.
Subsequent to June 30, 2014, the Company repaid a $11.8 million note payable prior to its maturity date of October 1, 2014. In connection with the sale of Maskew Retail Park, the Company repaid a $23.8 million note payable secured by the property and terminated the related swap agreement.

Common Share Dividend
On July 31, 2014, the Company's Board of Trustees approved a monthly distribution of $0.042 per common share for each of the months of October, November and December of 2014. The October dividend will be paid on November 7, 2014 to all shareholders of record on October 30, 2014, the November dividend will be paid on December 8, 2014 to all shareholders of record on November 26, 2014, and the December dividend will be paid on January 7, 2015 to all shareholders of record on December 30, 2014.

2014 Guidance
The Company is reaffirming its full year 2014 guidance for Core FFO of $0.65 to $0.69 per share, based on management’s expectations as of the date of this release. The guidance presented does not include the effects of unannounced property acquisitions, dispositions or capital transaction activity completed subsequent to June 30, 2014.
Supplemental Information
The Company released supplemental information, available at www.ChambersStreet.com under the Investors Relations section, with additional detail, including a description of non-GAAP financial measures and reconciliation to GAAP measures.
Investor Conference Webcast and Conference Call
The Company will host a webcast and conference call at 8:30 a.m. Eastern Time on Wednesday, August 6, 2014, to discuss second quarter results. The number to call is 1-877-407-9039 (domestic) or 1-201-689-8470 (international). The live webcast will be available at www.ChambersStreet.com under the Investor Relations section. A replay of the conference call will be available through August 20, 2014, by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the passcode 13586518.
About Chambers Street Properties (NYSE: CSG)
Chambers Street is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties, leased to creditworthy tenants. As of June 30, 2014, Chambers Street owned or had a majority interest in 129 properties located across 20 U.S. states, France, Germany, and the United Kingdom encompassing approximately 35.9 million rentable square feet.
For additional information, please visit: www.ChambersStreet.com.
Investor Relations
ICR, LLC.
Stephen Swett, 203-682-8377
Stephen.Swett@icrinc.com
or
Media
Tim Gallen
Tim@Gallen.com
or
Andrew Neilly
Andrew@Gallen.com
925 930-9848

CHAMBERS STREET PROPERTIES
Consolidated Balance Sheets
As of June 30, 2014 and December 31, 2013
($ In Thousands, Except Share Data)

	June 30,	December 31,
	2014	2013
	(unaudited)
ASSETS
Investments in Real Estate:
Land	$646,513	$639,382
Land Available for Expansion	25,752	24,631
Buildings and Improvements	1,630,531	1,606,209
	2,302,796	2,270,222
Less: Accumulated Depreciation and Amortization	(230,804)	(195,778)
Net Investments in Real Estate	2,071,992	2,074,444
Investments in Unconsolidated Entities	486,452	514,802
Cash and Cash Equivalents	55,588	83,007
Restricted Cash	12,793	15,236
Tenant and Other Receivables, Net	12,253	10,394
Deferred Rent	38,068	35,499
Deferred Leasing Costs and Intangible Assets, Net	230,899	248,872
Deferred Financing Costs, Net	10,318	11,585
Prepaid Expenses and Other Assets	10,299	16,757
Total Assets	$2,928,662	$3,010,596
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Secured Notes Payable, Net	$652,166	$681,200
Unsecured Term Loan Facilities	570,000	570,000
Unsecured Revolving Credit Facility	170,044	170,044
Accounts Payable, Accrued Expenses and Other Liabilities	56,734	50,053
Intangible Liabilities, Net	25,994	28,070
Prepaid Rent and Security Deposits	14,392	16,648
Distributions Payable	9,953	9,931
Total Liabilities	1,499,283	1,525,946
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common Shares of Beneficial Interest, $0.01 par value, 990,000,000 shares authorized; 236,987,530 and 236,463,981 issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	2,361	2,359
Additional Paid-in-Capital	2,068,683	2,067,008
Accumulated Deficit	(640,523)	(589,313)
Accumulated Other Comprehensive (Loss) Income	(1,142)	4,596
Total Shareholders’ Equity	1,429,379	1,484,650
Total Liabilities and Shareholders’ Equity	$2,928,662	$3,010,596

CHAMBERS STREET PROPERTIES
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2014 and 2013 (unaudited)
($ in Thousands, Except Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
REVENUES
Rental	$52,033	$50,620	$103,909	$94,171
Tenant Reimbursements	14,595	15,936	29,815	25,817
Other Property Income	—	—	1,069	—
Total Revenues	66,628	66,556	134,793	119,988
EXPENSES
Property Operating	8,392	7,846	17,945	14,002
Real Estate Taxes	10,465	11,269	20,266	18,704
General and Administrative	5,953	7,234	12,817	12,194
Investment Management Fee	—	(11)	—	489
Acquisition-Related	—	162	290	2,003
Depreciation and Amortization	27,126	26,571	54,364	48,367
Transition and Listing	—	11,199	—	11,234
Total Expenses	51,936	64,270	105,682	106,993
OTHER EXPENSES AND INCOME
Interest and Other Income	151	280	318	487
Interest Expense	(13,907)	(10,367)	(27,968)	(19,554)
Interest Expense and Net Change in Fair Value of Non-Qualifying Derivative Financial Instruments	(14)	1,679	12	419
(Loss) Gain on Conversion of Equity Interest to Controlling Interest	—	(32)	—	77,203
Total Other (Expenses) Income	(13,770)	(8,440)	(27,638)	58,555
Income (Loss) Before Provision for Income Taxes and Equity in Income of Unconsolidated Entities	922	(6,154)	1,473	71,550
Provision For Income Taxes	(381)	(151)	(439)	(220)
Equity in Income of Unconsolidated Entities	4,612	2,575	7,438	6,939
INCOME (LOSS) FROM CONTINUING OPERATIONS	5,153	(3,730)	8,472	78,269
DISCONTINUED OPERATIONS
Income from Discontinued Operations	—	90	—	181
TOTAL INCOME FROM DISCONTINUED OPERATIONS	—	90	—	181
NET INCOME (LOSS)	5,153	(3,640)	8,472	78,450
Net Loss (Income) Attributable to Non-Controlling Operating Partnership Units	—	4	—	(79)
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS	$5,153	$(3,636)	$8,472	$78,371
Basic and Diluted Net Income (Loss) Per Share from Continuing Operations Attributable to Common Shareholders	$0.02	$(0.02)	$0.03	$0.31
Basic and Diluted Net Income (Loss) Per Share Attributable to Common Shareholders	$0.02	$(0.02)	$0.03	$0.31
Weighted Average Common Shares Outstanding-Basic and Diluted	237,000,613	248,224,851	236,793,334	248,350,481
Dividends Declared Per Share	$0.126	$0.15	$0.252	$0.30

CHAMBERS STREET PROPERTIES
Reconciliation of Net Income (Loss) to FFO, Core FFO, and AFFO
For the Three and Six Months Ended June 30, 2014 and 2013 (unaudited)
($ in Thousands, Except Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net Income (Loss)	$5,153	$(3,640)	$8,472	$78,450
Adjustments:
Real Estate Depreciation and Amortization	27,010	26,770	54,141	48,774
Pro Rata Share of Real Estate Depreciation and Amortization from Unconsolidated Entities	8,238	8,396	17,009	18,546
Loss (Gain) on Conversion of Equity Interest to Controlling Interest	—	32	—	(77,203)
Pro Rata Share of Realized (Gain) Loss on Investment in CBRE Strategic Partners Asia	—	(132)	—	2,113
Funds from Operations	40,401	31,426	79,622	70,680
Acquisition-Related Expenses	—	162	290	2,003
Net Change in Fair Value of Non-Qualifying Derivative Financial Instruments	14	(2,383)	(12)	(1,466)
Transition and Listing Expenses	—	11,199	—	11,234
Pro Rata Share of Unrealized Loss (Gain) on Investment in CBRE Strategic Partners Asia	50	(1,032)	120	(3,565)
Core Funds from Operations	40,465	39,372	80,020	78,886
Amortization of Non-Cash Interest Expense	(244)	(436)	(348)	(367)
Pro Rata Share of Amortization of Non-Cash Interest Expense from Unconsolidated Entities	119	149	238	339
Amortization of Above and Below Market Leases	1,401	1,699	2,883	3,072
Pro Rata Share of Amortization of Above/Below Market Leases from Unconsolidated Entities	(54)	(111)	(108)	(24)
Amortization of Deferred Revenue Related to Tenant Improvements	(199)	(633)	(475)	(633)
Share-Based Compensation	912	553	1,924	993
Straight-Line Rent Adjustments, Net	(1,253)	(2,621)	(2,545)	(4,531)
Pro Rata Share of Straight-Line Rent Adjustments, Net from Unconsolidated Entities	225	(1,800)	730	(3,382)
Recurring Capital Expenditures	(3,066)	(1,615)	(4,917)	(2,238)
Pro Rata Share of Recurring Capital Expenditures from Unconsolidated Entities	(240)	(693)	(242)	(1,531)
Adjusted Funds from Operations	$38,066	$33,864	$77,160	$70,584
Amounts Per Share (Basic and Diluted):
Net Income (Loss) Attributable to Common Shareholders	$0.02	$(0.02)	$0.03	$0.31
Funds from Operations	$0.17	$0.13	$0.34	$0.28
Core Funds from Operations	$0.17	$0.16	$0.34	$0.32
Adjusted Funds From Operations	$0.16	$0.14	$0.33	$0.28
Weighted Average Common Shares Outstanding - Basic & Diluted	237,000,613	248,224,851	236,793,334	248,350,481

Non-GAAP Supplemental Financial Measures:
Funds from Operations
The National Association of Real Estate Investment Trusts, or NAREIT, created Funds from Operations, or FFO, as a non-GAAP supplemental measure of REIT operating performance, which is designed to reflect the impact on operations from trends in occupancy rates, rental rates and operating costs. The most directly comparable GAAP measure to FFO is net income. FFO is used commonly in the real estate industry because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry analysts and investors consider presentations of operating results for REITs that use historical cost accounting to be insufficient.
We compute FFO in accordance with standards established by NAREIT. The revised NAREIT White Paper on FFO defines FFO as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, impairment charges and gains and losses from sales of depreciable operating property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures.
Core Funds from Operations
Changes in the accounting and reporting rules under GAAP (for acquisition fees and expenses from a capitalization/depreciation model to an expensed-as-incurred model) that have been put into effect since the establishment of NAREIT’s definition of FFO have prompted an increase in the non-cash and non-operating items included in FFO. We calculate Core Funds from Operations, or Core FFO, as FFO exclusive of the net effects of acquisition costs, interest rate swap gains/losses, non-recurring expenses such as transition and listing costs, and unrealized gain/loss in investments in unconsolidated entities.
We believe that Core FFO is a useful measure of management’s decision-making process and appropriately presents our results of operations on a comparative basis. The items that we exclude from net income are subject to significant fluctuations from period to period that cause both positive and negative effects on our results of operations, often in inconsistent and unpredictable directions. For example, our acquisition costs are primarily the result of the volume of our acquisitions completed during each period, and therefore we believe such acquisition costs are not reflective of our operating results during each period. Similarly, unrealized gains or losses that we have recognized during a given period are based primarily upon changes in the estimated fair market value of certain of our investments due to changes in market conditions and do not necessarily reflect the operating performance of these properties during the corresponding period. Further, costs associated with certain other non-reoccurring expenses, such as the process of listing our common shares on the New York Stock Exchange and our modified “Dutch Auction” tender offer are not reflective of our operating results during each period.
We believe that Core FFO is useful to investors as a supplemental measure of operating performance because adjusting FFO to exclude acquisition costs, unrealized gains and/or losses or other non-reoccurring expenses provides investors a view of the performance of our portfolio over time, including if we cease to acquire properties on a frequent and regular basis and allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions. We also believe that Core FFO may provide investors with a useful indication of our future performance, and of the sustainability of our current distribution policy. However, because Core FFO excludes acquisition costs, unrealized gains or losses and/or other non-recurring expenses which are important components in an analysis of our historical performance, such supplemental measure should not be construed as a historical performance measure and may not be as useful a measure for estimating the value of our common shares.

Adjusted Funds from Operations
We calculate Adjusted Funds From Operations, or AFFO, as Core FFO exclusive of the net effects of (i) amortization associated with deferred financings costs; (ii) amortization of above- and below-market lease intangibles; (iii) amortization of premium on notes payable; (iv) amortization of deferred revenue related to tenant improvements; (v) non-cash share-based compensation expense; (vi) straight-line rental revenue; and (vii) recurring capital expenditures.
Not all REITs calculate FFO, Core FFO or AFFO (or an equivalent measure), in the same manner and therefore comparisons with other REITs may not be meaningful. None of these measures present, nor do we intend for them to present, a complete picture of our financial condition and/or operating performance. We believe that net income, as computed under GAAP, appropriately remains the primary measure of our performance and that FFO, Core FFO and

AFFO, when considered in conjunction with net income, improves the investing public’s understanding of the operating results of REITs and makes comparisons of REIT operating results more meaningful.
Forward-Looking Statements
This press release may contain various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties such as our business strategy; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our products, operations and business; and the use of the proceeds of any offerings of securities. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements such as: general volatility of the securities markets in which we participate; national, regional and local economic climates; changes in supply and demand for office and industrial properties; adverse changes in the real estate markets, including increasing vacancy, decreasing rental revenue and increasing insurance costs; availability and credit worthiness of prospective tenants; our ability to maintain rental rates and maximize occupancy; our ability to identify and secure acquisitions; our failure to successfully manage growth or operate acquired properties; our pace of acquisitions and/or dispositions of properties; risks related to development projects (including construction delay, cost overruns or our inability to obtain necessary permits); payment of distributions from sources other than cash flows and operating activities; receiving and maintaining corporate debt ratings and changes in the general interest rate environment; availability of capital (debt and equity); our ability to refinance existing indebtedness or incur additional indebtedness; failure to comply with our debt covenants; unanticipated increases in financing and other costs, including a rise in interest rates; the actual outcome of the resolution of any conflict; material adverse actions or omissions by any of our joint venture partners; our ability to operate as a self-managed company; availability of and ability to retain our executive officers and other qualified personnel; future terrorist attacks in the United States or abroad; the ability of our operating partnership to continue to qualify as a partnership for U.S. federal income tax purposes; our ability to continue to qualify as a REIT for U.S. federal income tax purposes; foreign currency fluctuations; changes to accounting principles, policies and guidelines applicable to REITs; legislative or regulatory changes adversely affecting REITs and the real estate business; and environmental, regulatory and/or safety requirements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and other of our documents that are on file with or furnished to the SEC. Any forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.
Credit ratings may not reflect the potential impact of risks relating to the structure or trading of our shares and are provided solely for informational purposes. Credit ratings are not recommendations to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. We do not undertake any obligation to maintain the ratings or to advise of any change in ratings. Each agency’s rating should be evaluated independently of any other agency’s rating. An explanation of the significance of the ratings may be obtained from each of the rating agencies.
The foregoing discussion related to our consolidated financial statements should be read in conjunction with the financial statements for the quarter ended June 30, 2014 included in the Form 10-Q to be filed on or about August 7, 2014.